Exhibit 99.1

Enterprise Products Partners L.P. P.O. Box 4324 Houston, TX 77210 (713) 381-6500
Enterprise Products Partners Elects Creel President and CEO;
Fowler Elected Chief Financial Officer
     Houston, Texas (July 23, 2007) – Enterprise Products Partners L.P. (NYSE: EPD) today announced the board of directors of its general partner has elected Michael A. Creel president and chief executive officer and that he will continue in his current role as a director of the general partner. Mr. Creel succeeds Dr. Ralph S. Cunningham, who resigned as interim president and chief executive officer (CEO) of the general partner of Enterprise Products Partners. In connection with these changes, Mr. Creel has resigned as director, president and CEO of the general partner of Enterprise GP Holdings L.P. (NYSE: EPE), whose general partner board of directors has appointed Dr. Cunningham as director, president and CEO. Mr. Creel also resigned as chief financial officer (CFO) of Enterprise Products Partners’ general partner, a position he has held since 2000.
     “Mike’s strong leadership and success in building a solid financial foundation for the partnership has been instrumental in establishing Enterprise as one of today’s premier midstream energy players,” said Dan L. Duncan, chairman of Enterprise Products Partners. “In his new role, Mike will be directly involved in implementing strategic initiatives that will drive the continued growth of our integrated energy value chain.” Mr. Duncan added that executive management responsible for commercial and business development functions within the partnership will report to Mr. Creel.
     A certified public accountant with over 27 years of experience in the energy industry, Mr. Creel has served as executive vice president for the general partner of Enterprise Products Partners since 2001 and was elected senior vice president in 1999. Prior to joining Enterprise, Mr. Creel held a number of executive management positions with Shell affiliate Tejas Energy and NorAm Energy Corp. He is a graduate of McNeese State University in Lake Charles, Louisiana, where he earned a bachelor’s degree in accounting.

     The board of the general partner of Enterprise Products Partners has elected W. Randall (Randy) Fowler as chief financial officer to succeed Mr. Creel and also promoted Mr. Fowler to executive vice president. Mr. Fowler was also elected to these same positions at the general partner of Duncan Energy Partners L.P. (NYSE: DEP) by its board of directors. Mr. Fowler will continue in his current capacity as director of both boards, as well as executive vice president and CFO of the general partner of EPE.
     Mr. Fowler joined Enterprise in January of 1999 as director of investor relations and was elected treasurer and vice president of the general partner of Enterprise Products Partners in August of 2000. He was promoted to senior vice president of the general partner of EPD in February of 2005. A certified public accountant (inactive), Mr. Fowler has more than 25 years of finance and accounting experience in the energy industry, having worked for NorAm Energy Corp., ArkLa Exploration Company, and Butler-Johnson, Inc. He holds a bachelors degree in accounting and a masters degree in finance from Louisiana Tech University.
     In other actions, the board of directors of the general partner of Enterprise Products Partners elected William (Bill) Ordemann as chief operating officer to succeed Dr. Ralph S. Cunningham and promoted him to executive vice president. Mr. Ordemann reports to Mr. Creel and will be responsible for the Operations, Engineering and Environmental Health, Safety & Training functions within the shared services group. Mr. Ordemann will also hold this same position at EPE after being elected by its board of directors.
     Since joining Enterprise in 1999, Mr. Ordemann has been responsible for asset management and business development in the natural gas processing and natural gas liquids businesses and has been instrumental in Enterprise’s growth in this area, most recently in the development and execution of the partnership’s Rocky Mountain growth initiative. Prior to joining Enterprise, he held numerous managerial positions in Operations, Engineering and Commercial areas for affiliates of Shell Oil Company. He holds a bachelor’s degree in chemical engineering from Virginia Tech.
     The actions of the various boards of directors will become effective Aug. 1, 2007.
     Enterprise Products Partners L.P. is a publicly traded partnership with an enterprise value of more than $19 billion that provides midstream energy services to producers and consumers of natural gas, natural gas liquids and crude oil in North America. Enterprise transports natural gas, NGLs and crude oil through more than 35,000 miles of onshore and offshore pipelines. Services include natural gas transportation, gathering, processing and storage; NGL fractionation (or separation), transportation, storage, and import and export terminaling; crude oil transportation and offshore production platform services. Additional information about the partnership is available at www.epplp.com. Enterprise Products Partners L.P. is managed by its general partner, Enterprise Products GP, LLC, which is wholly owned by Enterprise GP Holdings L.P., a publicly traded GP partnership with an enterprise value of more than $6 billion. For more information on Enterprise GP Holdings L.P., visit its website at www.enterprisegp.com.
     Duncan Energy Partners is a publicly traded partnership that provides midstream energy services, including gathering, transportation, marketing and storage of natural gas, in addition to transportation and storage of natural gas liquids (NGLs) and petrochemicals. Duncan Energy Partners’ assets, located primarily in the Gulf Coast region of Texas and Louisiana, include interests in more than 1,000 miles of natural gas pipelines with a transportation capacity of approximately 1 billion cubic feet per day; nearly 600 miles of NGL and petrochemical pipelines featuring access to the world’s largest fractionation complex at Mont Belvieu, Texas; and 33 underground salt dome caverns with about 100 million barrels of NGL storage capacity. Additional information about Duncan Energy Partners is available at www.deplp.com.
Contacts: Randy Burkhalter, Investor Relations, (713) 381-6812 or (866) 230-0745
Rick Rainey, Media Relations, (713) 381-3635
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